Exhibit 10.6

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

(ANNUAL DIRECTOR’S GRANT)

You have been granted the following option to purchase shares of the Common Stock of Ariba, Inc. (the “Company”):

Name of Optionee:	Richard Wallman

Total Number of Shares:	25,000

Type of Option:	Nonstatutory Stock Option

Date of Grant:	June 14, 2005

Exercise Price per Share:	$5.83

Vesting Schedule:	This option is exercisable in full at any time after the Date of Grant.

Expiration Date:	June 13, 2015

By accepting this option, you agree as follows:

1.	This option is granted under and governed by the Ariba, Inc. 1999 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement. Both of these documents are available on the Company’s internal web site at http://stock.ariba.com.

2.	The Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. The “Ariba, Inc. 1999 Equity Incentive Plan—Summary and Prospectus” is available on the Company’s internal web site at http://stock.ariba.com. If, in the future, the Company posts documents required by law on a web site, it will notify you by email.

3.	You have read the Company’s Securities Trading Policy, and you agree to comply with that policy whenever you acquire or dispose of the Company’s securities. The Company’s Securities Trading Policy is available on the Company’s internal web site at http://stock.ariba.com.

Robert Johnson

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Notice of Stock Option Grant, and is not intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code.

Vesting	This option is exercisable in full at any time after the Date of Grant, as shown in the Notice of Stock Option Grant.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Termination of Service	If your continuous service as a member of the Company’s Board of Directors (“Service”) terminates for any reason, then this option will expire at the close of business at Company headquarters on the first anniversary of your termination date.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company in the prescribed manner. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must also pay the option exercise price for the shares that you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•      Your personal check, a cashier’s check or a money order.

•      Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

• With the approval of the Compensation Committee of the Company’s Board of Directors, any other form that is consistent with applicable laws, regulations and rules.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time, with or without cause, subject to applicable law and the Company’s bylaws.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement, the Notice of Stock Option Grant and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

By ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS

AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

4